UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TAKEDOWN ENTERTAINMENT INC.
(Exact name of registrant as specified in its charter)

Nevada	26-2801338
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

22 Billiter Street, London, England, EC3M 2RY
(Address of principal executive offices) (Zip Code)

2011 Stock Plan
(Full title of the plan)

Corporate Services of Nevada
502 North Division S Street
Carson City, NV, 89703
(Name and address of agent for service)

(775) 883-3711
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [   ]     Accelerated filer [   ]     Non-accelerated filer [   ]     Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share ($)	Proposed maximum aggregate offering price ($)(1)	Amount of registration fee ($)

Common stock, $0.001 par value	15,000,000 (1)	0.207 (2)	3,105,000	355.83

Total	15,000,000		3,105,000	355.83

(1)

Consists of the 2011 Stock Plan which authorizes the issuance of a maximum of 15,000,000 shares of our common stock that we may issue as restricted stock awards pursuant to our 2011 Stock Plan. Our 2011 Stock Plan authorizes the issuance of a maximum of 15,000,000 shares of our common stock to eligible employees, directors, officers, advisors and consultants of our company or any of our subsidiaries. All of the shares issuable under the 2011 Stock Plan are being registered under this registration statement on Form S-8.

(2)

This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the last sale price of common stock of Takedown Entertainment Inc. listed on the OTC Bulletin Board as of October 28, 2011, a date within five business days prior to the filing of this registration statement.

EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register an aggregate of 15,000,000 shares of our common stock which may be issued pursuant to the 2011 Stock Plan.

The purpose of the 2011 Stock Plan is to reward employees, directors, officers, advisors and consultants for their contributions toward the long term goals of our company and to enable and encourage

TAKEDOWN ENTERTAINMENT INC.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

We will send or give the documents containing the information specified in Part I of Form S-8 to individuals who receive shares pursuant in our 2011 Stock Plan, and who, in the case of an award of stock, consent to and execute the required form of Stock Grant Agreement. A copy of the 2011 Stock Plan is attached as Exhibit 4.1 to this Form S-8 and the form of Stock Grant Agreement is attached as Exhibit 4.2 to this Form S-8.

This registration statement relates to a maximum of 15,000,000 common shares in the capital of Takedown Entertainment Inc. issuable pursuant to shares granted under the 2011 Stock Plan.

Item 2. Registrant Information and Employee Plan Annual Information

We will provide, without charge, to each person to whom a copy of the 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the 10(a) prospectus). Requests should be directed to Peter E. Wudy, President, Takedown Entertainment Inc., 22 Billiter Street, London, England, EC3M 2RY. Our telephone number is 310-995-1070.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission by Takedown Entertainment Inc. (the “Company”, “us”, “we”, “our”) are incorporated herein by reference:

(1)	The Company’s latest Annual Report on Form 10-K for the fiscal year ended July 31, 2011, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(2)

All reports of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (1) above; and

(3)

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to filing of a post-effective amendment which indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Nevada corporation law provides that:

•

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

•

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

•

to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	by our board of directors by a majority vote of a quorum consisting of directors who are not parties to such action, suit or proceeding;

•	if such a quorum is not obtainable, by a majority vote of the directors who were not parties to such action, suit or proceeding;

•	by independent legal counsel (selected by one or more of our directors, whether or not a quorum and whether or not disinterested) in a written opinion; or

•	by our shareholders.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

(a)	The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:

Exhibit No.	Title
4.1	2011 Stock Plan (1)
4.2	Form of Stock Grant Agreement (1)
5.1	Legal Opinion of Dennis Brovarone, Attorney at Law
23.1	Consent of M&K CPAs, PLLC.
23.3	Consent of Dennis Brovarone, Attorney at Law (see Ex. 5.1 above)

(1) included as an exhibit to our Current Report on Form 8-K filed on September 8, 2011

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post -effective amendment to this registration statement to:

	(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii)

include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraph is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information require to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of registrant's annual report pursuant to Section 13(a) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of London, England, on September 29, 2011.

Takedown Entertainment Inc.
(Registrant)

By:	/s/ Peter E. Wudy
Peter E. Wudy
Chief Executive Officer, Chief Financial
Officer, President, Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Peter E. Wudy	Chief Executive Officer,
	President, Chief Financial	November 1, 2011
Peter E. Wudy	Officer Director

/s/ Dr. Allan Noah Fields	Director	November 1, 2011
Dr. Allan Noah Fields

Index to Exhibits

Exhibit No.	Title
4.1	2011 Stock Plan (1)
4.2	Form of Stock Grant Agreement (1)
5.1	Legal Opinion of Dennis Brovarone, Attorney at Law
23.1	Consent of M&K CPAs, PLLC.
23.3	Consent of Dennis Brovarone, Attorney at Law (see Ex. 5.1 above)

(1) included as an exhibit to our Current Report on Form 8-K filed on September 8, 2011